Exhibit 99.4

OLD LINE BANCSHARES, INC.

Letter to The Depository Trust Company Participants

for Tender of All Unregistered Outstanding

5.625% Fixed-to-Floating Rate Subordinated Notes due 2026

in Exchange for Registered

5.625% Fixed-to-Floating Rate Subordinated Notes due 2026

The Exchange Offer will expire at 11:59 p.m., New York City time, on [●], 2016, unless extended (the “Expiration Date”).  Old Notes tendered in the Exchange Offer may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Expiration Date, but not thereafter.

To The Depository Trust Company Participants:

We are enclosing with this letter the materials listed below relating to the offer by OLD LINE BANCSHARES, INC. (“Old Line Bancshares”) to exchange its 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026, the issuance of which has been registered under the Securities Act of 1933, as amended (the “New Notes”), for a like principal amount of Old Line Bancshares’ issued and outstanding unregistered 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Old Notes”) upon the terms and subject to the conditions set forth in the prospectus, dated as of [●], 2016 (the “Prospectus”), of Old Line Bancshares and the related letter of transmittal.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the letter of transmittal.

We are enclosing copies of the following documents:

1.	Prospectus;

2.	Letter of transmittal, together with accompanying Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

3.	Notice of guaranteed delivery; and

4.

Letter to clients that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, with space provided for obtaining that client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly.  Please note that the Exchange Offer will expire at 11:59 p.m., New York City time, on [●], 2016, unless extended.

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

Pursuant to the letter of transmittal, each holder of Old Notes will represent to Old Line Bancshares that:

•	Any New Notes received in exchange for Old Notes are being acquired in the ordinary course of business of the person receiving such New Notes;

•

Neither such person nor any other person receiving such person’s New Notes has any arrangement or understanding with any person to participate in the distribution of the Old Notes or the New Notes within the meaning of the Securities Act;

•

Neither such person nor any other person receiving such person’s New Notes in the exchange offer is an “affiliate” of Old Line Bancshares within the meaning of Rule 405 under the Securities Act, or if any such person is an “affiliate,” such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	Such person is not engaged in, and does not intend to engage in, a distribution of the New Notes;

•

If such person is a broker-dealer, it will receive New Notes in exchange for Old Notes that were acquired for its own account as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act;

•	If such person is a broker-dealer, it did not purchase the Old Notes to be exchanged for the New Notes from Old Line Bancshares; and

•	Such person is not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

The enclosed letter to clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

Old Line Bancshares will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes under the Exchange Offer.  Old Line Bancshares will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

The Exchange Offer is not being made to (nor will the surrender of Old Notes be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.

No person has been authorized to give any information with respect to the Exchange Offer, or to make any representation in connection therewith, other than those contained in the Prospectus and the related letter of transmittal.  If made or given, such recommendation or any such information or representation must not be relied on as having been authorized by Old Line Bancshares.

Additional copies of the enclosed materials may be obtained from us upon request.

Very truly yours,

OLD LINE BANCSHARES, INC.